UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PMA Capital Corporation
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PRELIMINARY COPIES

1735 Market Street, Suite 2800
Philadelphia, PA 19103-7590

_________________

Notice of 2003 Annual Meeting of Shareholders
To Be Held May 21, 2003

_________________

Dear PMA Capital Shareholder:

        On Wednesday, May 21, 2003, we will hold our Annual Meeting of Shareholders at the Pyramid Club, 1735 Market Street, 52nd Floor, Philadelphia, PA 19103. The Annual Meeting will begin at 9:00 a.m., local time.

        We are holding the Annual Meeting to:

1.	Elect four directors to serve until the 2006 Annual Meeting and until their successors are elected;

2.

Vote upon a proposal to approve an amendment to our Restated Articles of Incorporation increasing the authorized shares of Class A common stock, par value $5.00 per share, from 40,000,000 to 60,000,000; and

3.	Ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2003.

        The Board recommends that you vote FOR items 1, 2 and 3. We will also transact any other business properly presented at the meeting and any adjournments.

        Only shareholders of record at the close of business on February 28, 2003 are entitled to vote at the Annual Meeting and any adjournments. A copy of our 2002 Annual Report to shareholders accompanies this notice.

April __, 2003	By Order of the Board of Directors, Frederick W. Anton III Chairman of the Board

You are cordially invited to attend the meeting. Whether or not you plan to attend in person, please mark, date, sign and mail the enclosed proxy. A return envelope requiring no postage is enclosed for your convenience.

i

PRELIMINARY COPIES

PMA CAPITAL CORPORATION

1735 Market Street, Suite 2800

Philadelphia, PA 19103-7590

_________________

Proxy Statement

_________________

GENERAL INFORMATION ABOUT OUR ANNUAL MEETING

        You are being sent this proxy statement and the enclosed proxy in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting and at any adjournments. The approximate date of mailing of this proxy statement and the enclosed proxy is April __, 2003.

        When and where is the Annual Meeting?

The Annual Meeting will be held on Wednesday, May 21, 2003, at 9:00 a.m., local time. The Annual Meeting will be held at the Pyramid Club, 1735 Market Street, 52nd Floor, Philadelphia, Pennsylvania 19103.

        What proposals am I being asked to vote on?

You are being asked to vote on three proposals:

1.	The election of four directors to serve until the 2006 Annual Meeting and until their successors are elected;

2.	The approval of an amendment to our Restated Articles of Incorporation increasing the authorized shares of Class A common stock, par value $5.00 per share, from 40,000,000 to 60,000,000; and

3.	The ratification of the appointment of our independent auditors for 2003.

You can find information about these proposals in this proxy statement.

        Who is entitled to vote at the Annual Meeting?

Only holders of record of PMA Capital Class A common stock as of the close of business on February 28, 2003 are entitled to vote at the Annual Meeting. As of the close of business on February 28, 2003, we had outstanding 31,328,922 shares of Class A common stock. Each holder of Class A common stock is entitled to cast one vote for each share of Class A common stock held.

        What constitutes a quorum?

In order to transact business at the Annual Meeting, we must have a “quorum”, or the presence of a prescribed number of voting shares. The holders of Class A common stock representing a majority of the votes entitled to be cast at the Annual Meeting will constitute a quorum. If you submit a properly executed proxy card, even if you abstain from voting or withhold your vote, you will be considered present at the Annual Meeting, and therefore, part of the quorum. Broker non-votes will also be counted as part of the quorum. Generally, broker non-votes occur when a broker does not receive voting instructions with respect to a proposal from a beneficial owner and does not have discretionary authority to vote on that proposal.

How do I vote?

There are two ways to vote:

1.	In person. Attend the Annual Meeting and vote your shares, or send a personal representative with an appropriate proxy.

If you hold your shares in “street name” (i.e., through a broker-dealer or other financial institution) and you want to vote at the Annual Meeting, you will need to obtain a proxy form from the institution that holds your shares.

If you hold share equivalents through the PMA Capital Stock Fund of the PMA Capital Corporation 401(k) Plan, you cannot vote your share equivalents at the Annual Meeting. Instructions on voting 401(k) share equivalents are described further below.

2.

By mail. Mark, date, sign and mail the enclosed proxy card in the prepaid envelope. If you return your proxy card but do not mark your voting preference, the individuals named as proxies will vote your shares for each item described in this proxy statement.

        Can I revoke my proxy and change my vote after I return my proxy card?

Yes. There are three ways to revoke your proxy:

1.	In person. You may revoke a previously submitted proxy vote by attending and voting in person or by personal representative with an appropriate proxy card at the Annual Meeting.

2.

In writing. You may give written notice of your revocation to our Corporate Secretary, which must be received before the Annual Meeting begins. Your letter should contain the name in which your shares are registered, the date of the proxy you are revoking, your new voting instructions and your signature.

3.	By proxy. You may revoke your proxy by submitting a later-dated proxy card. We must receive the later-dated proxy card before the Annual Meeting begins.

        How do I vote my 401(k) shares?

If you have invested in the PMA Capital Stock Fund of the PMA Capital Corporation 401(k) Plan, you do not actually own shares of Class A common stock; Vanguard Fiduciary Trust Company, the plan trustee, does. However, you do have “pass through voting rights” based on the amount of money you have invested in the PMA Capital Stock Fund.

You may exercise your pass through voting rights only by completing the proxy card from the Plan’s trustee mailed with this proxy statement. The proxy card acts as a voting instruction to the Plan’s trustee. The trustee must receive your instructions prior to the Annual Meeting to vote your share equivalents in accordance with your instructions. If your voting instructions are not received by that date, the trustee will vote the share equivalents credited to your account in the same proportion that it votes share equivalents for which it did receive timely instructions.

What does it mean if I get more than one proxy card?

If your shares are registered differently and are in more than one account, you will receive more than one proxy card. For example, if you hold share equivalents through the PMA Capital Corporation 401(k) Plan and you hold shares directly as a record holder, you will receive two sets of proxy materials, including two proxy cards. Please complete and return all of the proxy cards you receive to ensure that all of your shares are voted.

How will voting on any other business be conducted?

Although we do not presently know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement, if any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to the proxies named in the proxy to vote on such matters in their discretion.

Who pays for the cost of this proxy solicitation?

PMA Capital will pay the cost of soliciting proxies. This solicitation will be made by mail and may also be made on our behalf by our officers, directors and employees in person or by telephone. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable out-of-pocket expenses for sending proxies and proxy materials to beneficial owners.

Will the Annual Meeting be accessible through the Internet?

Yes. We will provide “real time” access to the Annual Meeting through webcasting. This will allow you to hear the Annual Meeting without actually being present in Philadelphia, Pennsylvania. Please note that the webcast will be in “listen only” mode. This means that shareholders listening to the Annual Meeting through the webcast will not be able to ask questions or vote their shares as if present at the Annual Meeting. Further, shareholders accessing the Annual Meeting through the webcast will not be counted for purposes of determining whether a quorum is present. Therefore, even if you intend to access the meeting through the webcast, it is very important that you complete and return your proxy card prior to the Annual Meeting.

To access the Annual Meeting through our webcast, please visit the Investor Information section of our website at www.pmacapital.com or call our Investor Relations department at 215-665-5046 for further information.

BENEFICIAL OWNERSHIP OF CLASS A COMMON STOCK

Principal Beneficial Owners of Class A Common Stock

        The following table shows, as of December 31, 2002, those shareholders known to us to beneficially own more than 5% of the outstanding shares of Class A common stock.

Name & Address	Class A Common Stock	Percent of Class

PMA Foundation(1)	5,558,050	17.7%
1735 Market Street, Suite 2800
Philadelphia, PA 19103-7590

Royce & Associates (2)	2,833,521	9.0%
1414 Avenue of the Americas
New York, NY 10019
Wellington Management Company, LLP (2)	2,419,500	7.7%
75 State Street
Boston, MA 02109
NWQ Investment Management Co. LLC (2)	2,333,467	7.4%
2049 Century Park East
Los Angeles, CA 90067-3103

__________
(1) As of February 28, 2003.
(2) This information was reported on Schedule 13G filed with the Securities and Exchange Commission.

Beneficial Ownership by Directors and Executive Officers

        The following table shows, as of February 28, 2003, the shares and percentage of our Class A common stock beneficially owned by:

o	each director and each nominee for director,

o	each executive officer named in the Summary Compensation Table on page 11, and

o	all of our executive officers and directors as a group.

        The “beneficial owner” of a share is the one that exercises voting or investment power over the security, even if someone else is the record owner.

Class A Common Stock

Name of Individual or Identity of Group	Class A Common Stock Beneficially Owned		Percent of Class

Frederick W. Anton III (1)	485,568	(2)(3)	1.5%
Paul I. Detwiler, Jr. (1)	88,450	(4)	*
Joseph H. Foster (1)	17,025	(5)	*
Thomas J. Gallen	1,000	(6)	*
Anne S. Genter (1)	1,700		*
James F. Malone III (1)	1,242,300		4.0%
Louis N. McCarter III (1)	8,000	(7)	*
John W. Miller, Jr., M.D. (1)	581,500		1.9%
Edward H. Owlett (1)	754,300	(8)	2.4%
Roderic H. Ross (1)	8,050		*
L.J. Rowell, Jr. (1)	1,001		*
Neal C. Schneider	-		*
John W. Smithson (1)	744,972	(9)	2.3%
Vincent T. Donnelly	193,024	(10)	*
Robert L. Pratter	44,119	(11)	*
Stephen G. Tirney	333,871	(12)	1.1%
All executive officers and
directors as a group (17 persons)	4,528,104	(13)	14.0%

_________________
* Less than 1%.

(1)

As of February 28, 2003, PMA Foundation beneficially owned 5,558,050 shares of Class A common stock, which represents 17.7% of the Class A common stock outstanding on that date. The Board of Trustees of the Foundation has sole voting power and investment power with respect to the shares of Class A common stock held by the Foundation. As of February 28, 2003, these individuals were members of the Board of Trustees of the Foundation and disclaim beneficial ownership of the Foundation’s shares, which are excluded from the above table. As of the Annual Meeting, only Messrs. Anton, Detwiler, Foster, McCarter and Ross will remain as members of both boards.

(2)

Includes 32,500 shares of Class A common stock held by a private charitable foundation of which Mr. Anton is the sole trustee and 139,941 shares of Class A common stock held in grantor retained annuity trusts of which Mr. Anton is a co-trustee.

(3)	Includes options to purchase 275,000 shares of Class A common stock that are currently exercisable or will become exercisable within the next 60 days under our equity incentive plans.
(4)	Includes 1,000 shares of Class A common stock owned jointly by Mr. Detwiler and his wife and 11,875 shares of Class A common stock owned by one of Mr. Detwiler’s children who resides in his household.
(5)

Does not include approximately 4,130 share equivalents, which track the economic performance of the Class A common stock but do not carry voting rights, owned through the Deferred Compensation Plan for Non-Employee Directors and which are payable in cash only.

(6)

Does not include approximately 411 share equivalents, which track the economic performance of the Class A common stock but do not carry voting rights, owned through the Deferred Compensation Plan for Non-Employee Directors and which are payable in cash only.

(7)	These shares are owned jointly by Mr. McCarter and his wife.
(8)

Includes: (i) 407,770 shares of Class A common stock held in certain Owlett family trusts, of which Mr. Owlett shares voting and dispositive power with Citizens & Northern Bank with respect to 57,000 of such shares of Class A common stock; (ii) 28,500 shares of Class A common stock held by Mr. Owlett’s wife; and (iii) 6,800 shares of Class A common stock held in non-family trusts for which Mr. Owlett serves as trustee. Mr. Owlett disclaims beneficial ownership of the shares held by his wife, of 296,700 shares of Class A common stock held by one of his family trusts and of all the shares held in the non-family trusts.

(9)

Includes 52,900 shares of Class A common stock held by Mr. Smithson’s wife; 8,480 shares of Class A common stock held in a trust for Mr. Smithson’s children of which Mr. Smithson’s wife serves as trustee and to which Mr. Smithson disclaims beneficial ownership; and options to purchase 451,000 shares of Class A common stock that are currently exercisable or will become exercisable within the next 60 days under our equity incentive plans.

(10)	Includes options to purchase 169,250 shares of Class A common stock that are currently exercisable or will become exercisable within the next 60 days under our equity incentive plans.
(11)

Includes 3,500 shares of Class A common stock held by Mr. Pratter’s child who resides in his household and to which Mr. Pratter disclaims beneficial ownership, and options to purchase 27,225 shares of Class A common stock that are currently exercisable or will become exercisable within the next 60 days under our equity incentive plans.

(12)

Includes 48,000 shares of Class A common stock held by Mr. Tirney’s wife and an aggregate of 12,500 shares held by Mr. Tirney’s children who reside in his household, and options to purchase 172,625 shares of Class A common stock that are currently exercisable or will become exercisable within the next 60 days under our equity incentive plans.

(13)	Includes options to purchase 1,117,060 shares of Class A common stock that are currently exercisable or will become exercisable within the next 60 days under our equity incentive plans.

ITEM 1. ELECTION OF DIRECTORS

        As of the date of this proxy statement, our Board of Directors consists of 13 members and is divided into three classes. Each director is elected for a three-year term and until the director’s successor has been duly elected. The current three-year terms of our directors expire in the years 2003, 2004 and 2005.

        The four directors whose terms expire at the Annual Meeting are to be elected for terms expiring at the 2006 Annual Meeting. All of the nominees are currently directors. If any nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee selected by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees named will be unable to serve if elected. Any vacancy occurring on the Board of Directors for any reason may be filled by the Board of Directors for the unexpired term.

        The names of the nominees for director and the directors who will continue in office after the Annual Meeting, together with certain information regarding them, are as follows:

Nominees for Election

Nominees for Election with Terms Expiring at the 2006 Annual Meeting

Frederick W. Anton III, age 69	Director since 1972

        Mr. Anton has served as Chairman of the Board since 1995. He has served as our Chairman of the Board and Chief Executive Officer from 1995 to May 1997 and as President and Chief Executive Officer from 1981 to 1995. He started with the Company in 1962.

Joseph H. Foster, age 74	Director since 1982

        Mr. Foster has been an attorney and partner of White & Williams, LLP, a law firm, since 1958.

James F. Malone III, age 59	Director since 1974

        Mr. Malone has been a partner of Malone, Larchuk & Middleman, P.C., a law firm, since 1997 and from 1980 to 1997 was a partner of Dickie, McCamey & Chilcote, P.C., a law firm.

L. J. Rowell, Jr., age 70	Director since 1992

        Mr. Rowell was Chairman, President and Chief Executive Officer of Provident Mutual Life Insurance Company from 1992 until his retirement in July 1996.

Vote Requirement

        The four nominees who receive the highest number of votes cast by the holders of Class A common stock entitled to vote will be elected as directors. Votes withheld and broker non-votes are not counted toward a nominee’s total.

The Board of Directors recommends that you vote FOR each of the nominees.

Directors Continuing in Office

Directors Continuing in Office with Terms Expiring at the 2004 Annual Meeting

Thomas J. Gallen, age 62	Director since 2000

        Mr. Gallen was Chief Executive Officer of USI Mid-Atlantic, an insurance and financial services broker, from January 1997 until his retirement in May 2000. From October 1980 until December 1996, he served as Chief Financial Officer, Secretary, Treasurer and Director of McCrea & Gallen, an insurance agency. Mr. Gallen was a self-employed insurance business consultant from 2000 until his retirement in December 2001.

Louis N. McCarter III, age 74	Director since 1975

        Mr. McCarter has been President and Chief Executive Officer of The McCarter Corp., a manufacturer of specialty mixing machinery, since 1954.

John W. Miller, Jr., M.D., age 68	Director since 1988

        Dr. Miller is a physician and was President of Ear, Nose and Throat Associates of Lancaster from 1970 until his retirement in October 1998.

Edward H. Owlett, age 76	Director since 1964

        Mr. Owlett has been President of Owlett & Lewis, P.C. (formerly Owlett, Lewis & Ginn, P.C.), a law firm, since 1981.

Neal C. Schneider, age 58	Director since 2003

        Mr. Schneider has been a partner in Smart and Associates, LLP, a financial, operational and technology consulting firm since July 2002. Between August 2000 and June 2002, Mr. Schneider was an independent consultant. He was a partner in Arthur Andersen LLP serving clients in the insurance and financial services industries from September 1980 until his retirement in August 2000.

Directors Continuing in Office with Terms Expiring at the 2005 Annual Meeting

Paul I. Detwiler, Jr., age 69	Director since 1984

        Mr. Detwiler has been Chairman of the Board of New Enterprise Stone & Lime Co., Inc., a quarrying and construction company, since 1990.

Anne S. Genter, age 68	Director since 1991

        Ms. Genter has been owner and President of Anne S. Genter Interior Design, an interior design company, since 1975.

Roderic H. Ross, age 72	Director since 1981

        Mr. Ross was Chairman of the Board and Chief Executive Officer of Keystone State Life Insurance Company from 1985 until his retirement in July 2000.

John W. Smithson, age 57	Director since 1987

        Mr. Smithson has served as our President and Chief Executive Officer since May 1997, and as our President and Chief Operating Officer from 1995 to May 1997. He has also served as Chairman and Chief Executive Officer of the following subsidiaries: PMA Capital Insurance Company since 1984; The PMA Insurance Group since 1995; and PMA Re Management Company since 2000. He started with the Company in 1972.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

        The Board of Directors met four times in 2002. The Board of Directors has five committees: an Executive Committee, an Audit Committee, a Nominating Committee, a Compensation Committee and a Stock Option Committee. During 2002, each director attended at least 75% of the total number of meetings of the Board of Directors and all committees on which the director served.

Executive Committee

        Messrs. Anton, Malone, Miller, Owlett and Smithson are the members of the Executive Committee. The Executive Committee met nine times in 2002. The Executive Committee has the authority to take all actions that may be taken by the full Board of Directors, consistent with Pennsylvania law, and our Restated Articles of Incorporation and Bylaws between Board of Directors’ meetings.

Audit Committee

        Messrs. Owlett, Rowell and Schneider are the members of the Audit Committee. Mr. Schneider joined the Committee in January 2003. All of the Committee members are independent as defined in the National Association of Securities Dealers' listing standards. The Audit Committee met seven times in 2002. The Audit Committee's written charter was amended and restated in February 2003 and is being filed as an appendix to this year's proxy statement. The Audit Committee's duties include:

o	Reviewing with our management and independent auditors the audited annual financial statements and the unaudited quarterly financial statements.

o

In consultation with the independent auditors, management and the internal auditor, reviewing the integrity of our financial reporting processes as well as the adequacy of internal controls with respect to those processes.

o	Reviewing any material changes to our accounting principles and practices.

o	Selecting, evaluating and, where appropriate, replacing our independent auditors, and approving the independent auditors’ fees.

o	Reviewing with our independent auditors the written statement regarding their independence.

o	Pre-approving all audit and permitted non-audit services, which pre-approval may be delegated to one or more Committee members.

Nominating Committee

        Ms. Genter and Messrs. Owlett and Miller are the members of the Nominating Committee. The Nominating Committee met one time in 2002. The Nominating Committee is responsible for the nomination of candidates to stand for election to the Board of Directors at the Annual Meeting and the nomination of candidates to fill vacancies on the Board of Directors between meetings of shareholders. The Nominating Committee will consider nominations for directors from shareholders to the extent the nominations are made in accordance with our Bylaws, as further described on the last page of this proxy statement.

Compensation Committee

        Messrs. Miller, Owlett and Rowell are the members of the Compensation Committee. The Compensation Committee met eight times in 2002. The Compensation Committee's duties include:

o	Reviewing and recommending cash compensation plans.

o	Reviewing and approving the cash compensation of our executive officers, including our Chief Executive Officer.

o	Establishing performance goals for executive officer incentive-based cash compensation and certifying whether the performance goals have been met.

Stock Option Committee

        Messrs. Miller and Rowell are the members of the Stock Option Committee. The Stock Option Committee met six times in 2002. The Stock Option Committee's duties include:

o	Approving the grant of awards under, and determining participants in, our equity incentive plans.

o	Establishing performance goals for awards under our equity incentive plans.

DIRECTOR COMPENSATION

        In addition to reimbursing non-employee directors for expenses of attendance, in 2003 non-employee directors are being compensated according to the following schedule:

Board of Directors
Annual Retainer	$32,000
Meeting Fee	$2,000

Executive Committee
Chair Annual Retainer	$5,000
Member Annual Retainer	$2,500
Meeting Fee	$1,000

Audit, Stock Option and Compensation Committees
Chair Annual Retainer	$10,000
Member Annual Retainer	$5,000
Meeting Fee	$1,500

Nominating Committee
Meeting Fee	$1,000

        We increased our non-employee director compensation in 2003 after conducting a survey of board compensation paid by property and casualty insurance companies and other financial service companies similar in size to us. Prior to this increase, our non-employee director compensation had not changed since 1999.

        A member who undertakes a special assignment on behalf of the Board or Committee is eligible to receive such additional fees as the Board may approve. Further, directors may defer their retainers and meeting and committee fees under our non-employee director deferred compensation plan. Deferred compensation is credited at the same rates of return earned on employee participant contributions to funds offered under the PMA Capital Corporation 401(k) Plan. All deferred compensation plan payments are in cash.

AUDIT COMMITTEE REPORT

        The Audit Committee reviews the Company’s accounting policies and financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon.

        In this context, the Committee has met and held discussions with management and the independent accountants. Management has represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

        In addition, the independent accountants also provided to the Committee the written disclosures required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Committee has discussed with the independent accountants the firm’s independence. The Committee has also considered the compatibility of non-audit services provided by the independent accountants with their independence.

        In reliance on the reviews and discussions referred to above and other reviews and discussions the Committee deemed appropriate, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

The Audit Committee: Edward H. Owlett L. J. Rowell, Jr. Neal C. Schneider (Chair)

COMPENSATION OF EXECUTIVE OFFICERS

        The following information is furnished for our Chief Executive Officer and the four most highly compensated executive officers of the Company and its principal subsidiaries, other than the Chief Executive Officer at the end of 2002.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)		Securities Underlying Options (#)	All Other Compensation ($)

John W. Smithson	2002	700,000	--	17,330	(1)	100,000	46,364	(2)
President and Chief	2001	700,000	275,000	11,886		40,000	47,104
Executive Officer	2000	700,000	--	8,772		80,000	55,252

Frederick W. Anton III	2002	700,000	--	14,440	(1)	--	100,803	(3)
Chairman of the Board	2001	700,000	--	14,343		--	210,400
	2000	700,000	--	13,895		--	231,782

Stephen G. Tirney	2002	437,501	--	4,371	(1)	25,000	30,360	(4)
President and Chief	2001	390,000	250,000	5,973		12,500	40,022
Operating Officer of PMA	2000	390,000	--	3,155		25,000	84,631
Re Management Company

Vincent T. Donnelly	2002	429,166	350,000	--		25,000	26,798	(5)
President and Chief	2001	350,000	250,000	--		25,000	22,811
Operating Officer of	2000	350,000	200,000	--		25,000	142,154
The PMA Insurance Group

Robert L. Pratter	2002	363,854	5,000	4,107	(1)	25,000	28,937	(6)
Senior Vice President	2001	350,000	125,000	--		12,500	28,104
and General Counsel	2000	350,000	37,500	--		25,000	32,072

__________

(1)	Amounts represent tax payment reimbursements for certain benefits.
(2)

Amount represents Company contributions to its non-qualified 401(k) excess plan of $25,000, Company matching contributions to its 401(k) plan of $10,000, $5,280 of life insurance premiums paid by the Company and $6,084 representing the term insurance portion and actuarial-determined benefit of split-dollar life insurance premiums paid by the Company. We have not paid split-dollar life insurance premiums since the passage of the Sarbanes-Oxley Act of 2002.

(3)

Amount represents Company contributions to its non-qualified 401(k) excess plan of $25,000, Company matching contributions to its 401(k) plan of $10,000, and $65,803 representing term insurance portion and actuarial-determined benefit of split-dollar life insurance premiums paid by the Company. We have not paid split-dollar life insurance premiums since the passage of the Sarbanes-Oxley Act of 2002.

(4)

Amount represents Company contributions to its non-qualified 401(k) excess plan of $11,875, Company matching contributions to its 401(k) plan of $10,000, $5,100 of life insurance premiums paid by the Company and $3,385 in earnings on investments under the Company’s Deferred Compensation Plan other than those offered under the Company’s 401(k) plan.

(5)

Amount represents Company contributions to its non-qualified 401(k) excess plan of $11,458, Company matching contributions to its 401(k) plan of $10,000, and $5,340 of life insurance premiums paid by the Company.

(6)

Amount represents Company contributions to its non-qualified 401(k) excess plan of $8,193, Company matching contributions to its 401(k) plan of $10,000, and $10,744 of life insurance premiums paid by the Company.

Option/SAR Grants in Last Fiscal Year

        The following table sets forth certain information with respect to options to purchase shares of Class A common stock granted to the persons named in the Summary Compensation Table during the fiscal year ended December 31, 2002.

	Individual Grants
Name	Number of Securities Underlying Options/SARs Granted (#) (1)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	Grant Date Present Value ($) (4)

John W. Smithson	100,000(2)	22.7	19.50	2/6/12	1,460,500
Frederick W. Anton III	--	--	--	--	--
Stephen G. Tirney	25,000(3)	5.7	19.50	2/6/12	365,125
Vincent T. Donnelly	25,000(3)	5.7	19.50	2/6/12	365,125
Robert L. Pratter	25,000(3)	5.7	19.50	2/6/12	365,125

__________

(1)

These options include a reload feature, which means that a new option is automatically granted for each share of stock that an employee uses to pay the exercise price of an option. Reload options become exercisable six months after their grant date and terminate on the expiration of the option to which they relate. The exercise price of a reload option is equal to the fair market value of our Class A common stock on the date the reload option is granted. Because reload options replace shares used to exercise an option, they maintain, but do not increase, an employee’s total ownership of our Class A common stock.

(2)	These options become exercisable for 33,000 shares on 2/6/04, 33,000 shares on 2/6/05 and 34,000 shares on 2/6/06.
(3)	These options become exercisable for 8,250 shares on 2/6/04, 8,250 shares on 2/6/05 and 8,500 shares on 2/6/06.
(4)

This is based on a binomial option-pricing model adapted for use in valuing executive stock options. Calculations of grant date present values for all options assume an option life of 10 years, a dividend yield of 1.8%, an expected price volatility of Class A common stock of 16.020% and a risk-free interest rate of 5.175%. The approach used in developing the foregoing assumptions is consistent with the requirements of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation”. The actual value, if any, an executive may realize will depend on the excess of the stock price on the date the option is exercised over the exercise price, so there is no assurance the value realized by an executive will be at or near the value estimated by the binomial option-pricing model. We believe that no model accurately predicts the future price of the Class A common stock or places an accurate present value on stock options.

Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

        The following table sets forth information with respect to options to purchase shares of Class A common stock exercised by the persons named in the Summary Compensation Table during the fiscal year ended December 31, 2002 and options held by those persons at December 31, 2002.

			Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End (1)

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)

John W. Smithson	50,000	433,500	392,700	312,300	283,000	--
Frederick W. Anton III	--	--	275,000	--	283,000	--
Stephen G. Tirney	25,000	254,500	153,450	141,050	110,370	--
Vincent T. Donnelly	--	--	145,950	153,550	91,975	--
Robert L. Pratter	--	--	14,850	57,650	--	--

__________

(1)	Represents the difference between the aggregate exercise price and the aggregate market value as of December 31, 2002.

Pension Plans

        Under the PMA Capital Corporation Pension Plan, Supplemental Executive Retirement Plan (“SERP”) and Executive Management Pension Plan (“EMPP”), participants are entitled to benefits pursuant to the formula set forth under these plans. Sections 415 and 401(a)(17) of the Internal Revenue Code of 1986, as amended, limit the benefits payable under the Pension Plan. In 2002, Section 415 generally limited annual payments to a participant under a qualified pension plan to $160,000, and Section 401(a)(17) limited the amount of compensation that could be used in calculating benefits under a qualified pension plan to $200,000.

               In general, the benefit payable under the SERP is the difference between the amount that would be payable under the Pension Plan without regard to the Code limits and the amount actually payable under the Pension Plan. The EMPP provides additional years of service credit to officers who are hired as at least vice presidents and meet the requirements for early retirement under the Pension Plan. Generally, the benefit payable under the EMPP for the additional years of service is based on the formula under the Pension Plan but without regard to both the limitations under Section 415 and 401(a)(17) of the Code and any increases in the participant’s starting salary.

        The Pension Plan and SERP benefits vest when the participant has 5 years of service. The EMPP benefit vests when the participant meets the requirement for early retirement under the Pension Plan. The benefit under the Pension Plan is equal to the sum of: (i) 1.5% of the participant’s compensation for the year ended December 31, 1994, plus 0.3% of the participant’s compensation for the year ended December 31, 1994 in excess of covered compensation multiplied by pre-1995 benefit service, and (ii) 1.5% of the participant’s compensation for each year of benefit service after December 31, 1994, plus 0.3% of the participant’s compensation in excess of covered compensation for each year of benefit service after December 31, 1994. Service under the Pension Plan is capped at 25 years. For purposes of the above formula, compensation consists of a participant’s base rate of pay, short-term disability pay and employer contributions made pursuant to a salary reduction agreement which are not includible in the participant’s gross income under Code Sections 125 and 402(e)(3), but does not include any bonus or incentive pay. Covered compensation consists of the average (without indexing) of the participant’s taxable wage bases in effect for each calendar year during the 35-year period ending on the last day of the calendar year in which the participant attains Social Security retirement age. In no event, however, will a participant’s benefit under the Pension Plan be less than the greater of the participant’s accrued benefit under the Pension Plan on December 31, 1992 or June 1, 1999.

        The Pension Plan is a qualified plan and benefits are payable from its trust. Both the SERP and the EMPP are non-qualified, unfunded, deferred compensation plans and, as such, the benefits under each constitute unsecured contractual obligations of the Company.

        The executive officers named in the Summary Compensation Table had the following years of service as of December 31, 2002: (i) Mr. Smithson, 31 years; (ii) Mr. Anton, 40 years; (iii) Mr. Tirney, 27 years; (iv) Mr. Donnelly, 11 years; and (v) Mr. Pratter, 3 years. Based upon the above formula and current years of service, the annual pension benefit accrued under the Pension Plan, the SERP and the EMPP, as of December 31, 2002, for each of the executive officers named in the Summary Compensation Table, without regard to vesting, was: Mr. Smithson, $240,321; Mr. Anton, $418,670; Mr. Tirney, $128,403; Mr. Donnelly, $91,444; and Mr. Pratter, $43,143. Using the same assumptions, but also assuming constant earnings until age 65 and that each named executive officer works for us until age 65, their projected annual pension benefits at age 65 would be: Mr. Smithson, $272,898; Mr. Anton, $418,670; Mr. Tirney, $177,940; Mr. Donnelly, $165,912; and Mr. Pratter, $137,759. The amounts for Mr. Anton do not include other retirement payments that would be provided pursuant to his employment agreement described below.

Employment Agreements

        We have employment agreements with Frederick W. Anton III and John W. Smithson. Mr. Anton’s employment agreement commenced on May 1, 1999 and currently ends April 30, 2007, and is subject to automatic extension for an additional period of one year for each year Mr. Anton is re-elected as our Chairman of the Board at each organizational meeting of our Board of Directors. The employment agreement provides for a salary of not less than $700,000 per year, which may be increased, but not decreased, at our discretion, at any time. Mr. Anton has agreed during the term of the employment agreement not to engage in or have a material financial interest in any business that competes with our business as then conducted. In the event of Mr. Anton’s death during the term of the agreement, we are released from all obligations to pay Mr. Anton, his heirs or personal representatives any salary other than any portions of his annual salary, which has been accrued and unpaid on his date of death. However, we are required to maintain split-dollar life insurance policies providing death benefits of approximately $5.4 million on the life of Mr. Anton. Due to the Sarbanes-Oxley Act of 2002, we are discussing alternative life insurance arrangements with Mr. Anton and have not paid any premiums on these policies. If Mr. Anton retires at any time, Mr. Anton would be entitled to receive monthly payments equal to 5% of his annual salary on the date of his retirement and continuing throughout his lifetime. We have a $3.1 million liability for the potential retirement obligation. We are obligated to establish an irrevocable trust prior to Mr. Anton’s retirement and make contributions to the trust sufficient to pay his retirement benefits as they become due.

        Mr. Smithson’s employment agreement is for a term that commenced April 1, 1995 and currently expires March 31, 2005, and is subject to automatic extension for an additional period of one year for each year Mr. Smithson is re-elected as our President at each annual organizational meeting of our Board of Directors. The employment agreement provides for a salary of not less than $670,000 per year, which may be increased, but not decreased, at our discretion at any time. Mr. Smithson may also receive bonus compensation as he may be awarded from time to time. Mr. Smithson has agreed during the term of the employment agreement not to engage in or have a material financial interest in any business that competes with our business as then conducted. In the event of Mr. Smithson’s death during the term of the agreement, Mr. Smithson’s survivors are entitled to 180 consecutive monthly payments of an amount equal to 25% of Mr. Smithson’s monthly salary as of the date of his death, reduced by the amount of any similar payments for disability paid to Mr. Smithson during his lifetime in the event Mr. Smithson becomes disabled during the employment term. Under the agreement, we are required to maintain a split-dollar life insurance policy in the face amount of $1,000,000 on the life of Mr. Smithson. Due to the Sarbanes-Oxley Act of 2002, we are discussing alternative life insurance arrangements with Mr. Smithson and have not paid any premiums on these policies.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES ON THE
COMPENSATION OF EXECUTIVE OFFICERS OF THE COMPANY
FOR THE YEAR ENDED DECEMBER 31, 2002

        The Compensation and Stock Option Committees of the Board of Directors make decisions regarding the aggregate compensation of the Company's executive officers in the form of base salaries, cash bonuses and stock option awards. The members of the Compensation Committee for the year ended December 31, 2002 were John W. Miller, Jr., M.D., Edward H. Owlett and L. J. Rowell, Jr., none of whom are officers or employees of the Company or its subsidiaries. Messrs. Miller and Rowell also were the members of the Stock Option Committee.

        The Chairman of the Board receives only a salary in accordance with his employment agreement with the Company, as described previously under “Compensation of Executive Officers — Employment Agreements”. Accordingly, in this report, we have discussed the Company’s compensation policies and compensation paid to the Company’s other executive officers.

        We have implemented compensation policies that are intended to support the Company’s overall objective of enhancing value for our shareholders. In addition, the Company’s compensation policies are designed to align executive compensation with the Company’s long-term business objectives and performance and to enable the Company to attract, retain and motivate executive officers whose leadership and contributions are critical to the Company’s long-term success. In furtherance of these objectives, the Company’s compensation program for executive officers includes the following elements:

o

Pay base salaries to executive officers that are reasonably competitive with base salaries paid by similarly sized United States insurance and reinsurance companies (the “Peer Companies”) for comparable executive positions.

o

Reward the executive officers through the potential award of incentive cash bonuses based on pre-established, objective performance criteria related to the financial results of the Company and the business segment under each executive officer’s direct management, and also taking into account the executive officer’s individual leadership, strategic management and contribution to the Company’s success.

o	Provide additional long-term incentive to executive officers and align their interests with the shareholders’ interests through the granting of stock-based compensation.

o	Compensate the executive officers on an equitable basis taking into consideration each individual’s degree of responsibility and contribution to the achievement of the Company’s overall objectives.

        In 2002, the Company had three components for the compensation paid to its executive officers: base salary, an annual incentive cash bonus and stock options. We considered and determined each element separately and collectively to ensure that the executive officers were appropriately compensated consistent with our basic compensation principles. In making these decisions, we reviewed survey data of the compensation paid by other insurers and by reinsurers generally and the Peer Companies for comparable executive positions. We targeted each executive’s aggregate compensation to the mean of the aggregate compensation paid by the Peer Companies for comparable executive positions.

        We have discussed in the following section the three elements of compensation for each of the executive officers in fiscal 2002, other than the President and Chief Executive Officer, who is discussed subsequently in the body of this report.

Base Salary

        In 2002, the President and Chief Executive Officer of the Company recommended to the Compensation Committee a base salary for the executive officers, other than himself. In determining base salary, we considered the Chief Executive Officer’s recommendation, each executive officer’s value to the Company, his experience in the industry and performance with the Company. We also considered the base salary levels in effect for comparable executive positions with the Peer Companies.

Cash Bonus

        Under the Company’s Annual Incentive Plan, which was approved by shareholders in 2000, each executive officer may receive a maximum bonus equal to 200% of his or her base salary on January of the preceding year, if pre-established objective performance goals are met. Pursuant to the Annual Incentive Plan, we had set various pre-established, objective performance-based goals for the executive officers in February 2002 based upon operating income per share, after-tax return on shareholders’ equity and book value per share, as those terms were defined by us. In February 2003, we compared the Company’s financial performance to these goals and determined that at least one of the pre-established objective performance goals had been met. We also evaluated the Company’s overall performance in fiscal year 2002 and each executive officer’s individual performance as well as reviewed the total cash compensation paid by the Peer Companies for comparable executive positions. Based upon these factors, we decided to award incentive cash bonuses to certain executive officers but we determined that the bonuses should be below the maximum allowable under the Annual Incentive Plan. The total cash compensation for the Company’s executives for fiscal year 2002 did not exceed the mean cash compensation paid by the Peer Companies for comparable executive positions.

Long-Term Incentive Awards

        The Stock Option Committee administers the Company’s equity incentive plans. We believe that the executive officers should have the opportunity to own Class A common stock of the Company to align their interests with the Company’s shareholders. Stock option awards provide this opportunity and also add an additional long-term incentive to executive officers and other key employees to further the Company’s growth, development and financial success. We have a policy of considering annual grants under the equity incentive plans to executive officers.

        In 2002, we granted options under the Company’s equity incentive plan to executive officers at the time (including the Chief Executive Officer) to purchase 250,000 shares of Class A common stock. In making these grants, the Stock Option Committee considered the number of options remaining available for grants under the stock option plans, the aggregate amount of options previously granted and the amount of options previously granted to each of the executive officers. All of the options granted in 2002 to the executive officers were at an exercise price that was greater than the fair market value of the Class A common stock on the date of grant. Options granted in 2002 vest over a four-year period with vesting beginning in the second year of the grant.

Compensation of the President and Chief Executive Officer

        Mr. Smithson has an employment agreement with the Company which currently expires March 31, 2005, and is subject to automatic one-year extensions if Mr. Smithson is re-elected President of the Company at each annual organizational meeting of the Board of Directors. The agreement requires the Company to pay Mr. Smithson a salary of not less than $670,000 per year. In evaluating Mr. Smithson’s base salary for fiscal year 2002, we considered a variety of factors, including the Company’s performance since Mr. Smithson became President and Chief Executive Officer, his long-term contributions to the Company, his strategic leadership, his stature in the insurance industry and his ongoing value to the Company and its shareholders. We also reviewed the base salary that the Peer Companies pay to their chief executive officers, and the percentage relationship between base salary and short- and long-term incentive compensation. Based upon all of these factors, we concluded to continue Mr. Smithson’s base salary at $700,000 per year for fiscal year 2002.

        Although one or more of the pre-established objective performance goals that we established under the Annual Incentive Plan for the year ended December 31, 2002 were met, we decided not to pay an incentive cash bonus to Mr. Smithson because of the Company’s overall performance in 2002. The aggregate compensation paid to Mr. Smithson for fiscal year 2002 did not exceed the mean amount paid to chief executive officers by the Peer Companies.

        The Stock Option Committee also approved the award to Mr. Smithson of options to purchase 100,000 shares of Class A common stock pursuant to the Company’s stock option plans at an exercise price that was greater than the fair market value of the Class A common stock on the date of grant. The vesting schedule and other terms of all options granted to Mr. Smithson were the same as described above for the other executive officers. These option awards were intended to strengthen the relationship between Mr. Smithson’s future compensation opportunity and the creation of additional shareholder value.

Compliance with Internal Revenue Code Section 162(m)

        Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation of over $1 million paid to a company’s chief executive officer and the four most highly compensated executive officers other than the chief executive officer. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. We currently intend to structure incentive compensation to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements. However, because of uncertainties as to the application and interpretation of Section 162(m) and its regulations, no assurance can be given that compensation intended to qualify as performance-based under Section 162(m) will actually do so. Further, we reserve the authority to award non-deductible compensation in certain circumstances that we deem appropriate.

The Compensation Committee John W. Miller, Jr., M.D. Edward H. Owlett L. J. Rowell, Jr.	The Stock Option Committee John W. Miller, Jr., M.D. L. J. Rowell, Jr.

COMPARISON OF TOTAL RETURN ON OUR

CLASS A COMMON STOCK WITH CERTAIN INDICES

        The following graph provides an indicator of cumulative total shareholder return on our Class A common stock for the period from February 5, 1998 to December 31, 1998, and each subsequent annual period compared with the cumulative total return of the Standard & Poor’s 500 Stock Index (the “S&P 500”), the Standard & Poor’s 500 Property/Casualty Insurance Index (the “S&P 500 P/C”), the Standard & Poor’s Supercomposite Property/Casualty Insurance Index (the “S&P Super P/C”) and the Standard & Poor’s Small Insurance Property/Casualty Index (the “S&P Small P/C”) for the same periods. The graph assumes that with respect to our Class A common stock, the S&P 500, the S&P 500 P/C, the S&P Super P/C and the S&P Small P/C, $100 was invested on February 5, 1998, and all dividends were reinvested. The S&P 500 P/C was previously called the Standard & Poor’s Property/Casualty Index. Because the S&P 500 P/C is an index made up of the largest property/casualty insurance companies based on market capitalization and our peer group is included in the S&P Small P/C, we will be dropping the S&P 500 P/C from future performance graphs. We are adding the S&P Super P/C because it is an index made up of large-cap, mid-cap and small-cap property and casualty companies and will provide shareholders with a comparison of the cumulative total shareholder return on our Class A common stock with a broad-based index of insurance stocks.

        * Our Class A common stock commenced trading on The Nasdaq Stock Market effective on February 5, 1998. Prior to that date, the stock price was based upon over-the-counter bid quotations, which reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not have represented actual transactions.

CERTAIN TRANSACTIONS

        Our largest shareholder is PMA Foundation, which is a not-for-profit corporation qualified under Section 501(c)(6) of the Internal Revenue Code of 1986, as amended, and whose purposes include the promotion of the common business interests of its members and the economic prosperity of the Commonwealth of Pennsylvania. As of February 28, 2003, PMA Foundation owned 5,558,050 shares, or 17.7%, of our Class A common stock. As of February 28, 2003, all of the members of our Board of Directors (other than Messrs. Gallen and Schneider) served as the members of PMA Foundation’s Board of Trustees. As of the Annual Meeting, only Messrs. Anton, Detwiler, Foster, McCarter and Ross, will remain as members of both boards. We and certain of our subsidiaries provide certain administrative services to PMA Foundation for which we and our subsidiaries receive reimbursement. Total reimbursements in 2002 amounted to $13,000. PMA Foundation also leases its Harrisburg, Pennsylvania headquarters facility from one of our subsidiaries under a monthly operating lease presently requiring rent payments of $25,000 per month and reimburses one of our subsidiaries for its use of other office space. In 2002, PMA Foundation paid $304,000 in rent and related reimbursements to our affiliates.

        Directors James F. Malone III and Joseph H. Foster are members of law firms that furnished legal representation to us and our subsidiaries during 2002. In the opinion of our management, the amounts paid to such firms represented reasonable charges for the services rendered and were as fair as the charges would have been had such services been furnished by law firms unaffiliated with any of the directors. We paid $712,000 in legal fees to Mr. Malone’s law firm, which exceeded five percent of his law firms’ gross revenues.

        We have an executive loan program with a financial institution. The institution provides personal demand loans to our officers, collateralized by Class A common stock beneficially owned by the officer and a treasury security of one of our subsidiaries. We have agreed to purchase any loan made to an officer (including accrued interest and related expenses) from the financial institution in the event that the borrower defaults on the loan. In such a case, we have recourse against the officer and the financial institution will assign all of the officer’s collateral securing the loan to us. As a result of the passage of the Sarbanes-Oxley Act of 2002, the Executive Committee of the Board of Directors acted to prohibit any amendments to existing loans or any grants of new loans under the program. The program expires on December 31, 2003.

        The following executive officers had loans outstanding under the loan program during 2002, and at February 28, 2003, at a floating interest rate equal to the financial institution’s prime rate minus 1/2%.

Current Executive Officers	Largest Amount Outstanding During 2002	Amount Outstanding on February 28, 2003

John W. Smithson, President & CEO	$2,000,000	$2,000,000
Robert L. Pratter, SVP, General Counsel & Secretary	$77,133	$-0-

Former Executive Officer
Francis W. McDonnell, Former SVP, CFO & Treasurer	$495,794	$-0-

        We have also made demand loans to Mr. Smithson with a variable interest rate equal to the prime rate of interest. The largest amount outstanding during 2002 was $160,000, and $62,821 was outstanding on February 28, 2003.

        Mr. McDonnell resigned as our Senior Vice President, Chief Financial Officer and Treasurer effective as of June 17, 2002. However, he notified us on May 10, 2002 of his intention to resign, but agreed to remain in his position until June 17, 2002, to assist us in rating agency, corporate finance and transition matters. In consideration, we executed a severance agreement with Mr. McDonnell on June 26, 2002 pursuant to which we agreed to satisfy his loan described above in consideration of his transfer to us of the shares of our Class A common stock securing the loan. We agreed to repurchase his remaining shares of Class A common stock that he owned for $423,219. We also agreed to pay him $209,794, which represented the difference between the price at which he sold 80,315 shares of Class A common stock subsequent to his resignation and the average high and low prices of our Class A common stock on the seven trading days subsequent to the date he notified us of his intention to resign. Finally, in consideration for a severance payment of $67,900, Mr. McDonnell agreed, among other things, not to cause any of our officers or employees to discontinue their employment with us for a period of one year. Mr. McDonnell also agreed to release us and our officers, employees and affiliates from any and all claims up to the date of the severance agreement.

        Ronald S. Austin resigned as President and Chief Operating Officer of our discontinued excess and surplus lines business on July 15, 2002. In connection with his resignation, we executed a severance agreement with Mr. Austin. Under the severance agreement, we agreed to continue paying his annual base salary of $357,000 for the period from July 15, 2002 to October 15, 2003, on a semi-monthly basis, provided that he continues to comply with the covenants contained in the agreement, including not causing any of our officers or employees to discontinue their employment with us for a period of one year. Mr. Austin also agreed to release us and our officers, employees and affiliates from any and all claims up to the date that he executed the severance agreement.

        Our subsidiaries, in the ordinary course of their business, have had and may continue to have insurance transactions with our directors and the various businesses with which directors are associated. The insurance is written in accordance with rates and terms authorized for use in the applicable jurisdictions. In the opinion of our management, these transactions were in the ordinary course of our business and on terms as favorable as we would have negotiated with unaffiliated persons or entities.

ITEM 2. APPROVAL OF AMENDMENT OF RESTATED ARTICLES OF INCORPORATION TO
INCREASE AUTHORIZED SHARES

Description of the Proposed Amendment and Vote Required

        On February 5, 2003, the Board of Directors unanimously adopted a resolution approving a proposal to amend Article 5 of our Restated Articles of Incorporation in order to increase the number of shares of Class A common stock that we are authorized to issue from 40,000,000, par value $5.00 per share, to 60,000,000, par value $5.00 per share. The Board of Directors determined that this amendment is in our best interests and directed that the proposed amendment be considered at the Annual Meeting. If the proposed amendment is approved by our shareholders, we currently intend to file Articles of Amendment to the Restated Articles of Incorporation reflecting such amendment with the Pennsylvania Department of State as soon as practicable following such shareholder approval. This amendment will not affect the number of shares of preferred stock authorized, which is 2,000,000 shares, par value $.01 per share.

        This amendment would amend and restate the first paragraph of Article 5 of our Restated Articles of Incorporation in its entirety, as follows (deleted items are in brackets; additions are underlined): “The aggregate number of shares which the Corporation shall have authority to issue is: [Forty Million (40,000,000)] Sixty Million (60,000,000) shares of Class A Common Stock, $5.00 par value per share (“Class A Common Stock”) and Two Million (2,000,000) shares of Preferred Stock, $.01 par value per share (“Preferred Stock”).”

Purpose and Effects of Increasing the Number of Authorized Shares of Class A Common Stock

        The additional 20,000,000 shares of Class A common stock would be a part of the existing class of Class A common stock and, if and when issued, would have the same rights and privileges as the shares of Class A common stock presently issued and outstanding. The holders of our Class A common stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then up for election. In the event of our liquidation, dissolution or winding up, the holders of our Class A common stock are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over our Class A common stock. Holders of our Class A common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our Class A common stock. Holders of shares of our Class A common stock are entitled to receive dividends when, as and if declared by the Board of Directors. Each share of Class A common stock outstanding has a right attached, which entitles the holder, when the right becomes exercisable, to purchase shares of our Series A Junior Participating Preferred Stock in accordance with our shareholder rights agreement.

        As of February 28, 2003, we had 31,328,922 shares of Class A common stock issued and outstanding, and 2,889,023 shares held in our treasury. Of the 8,671,078 shares of Class A common stock available for issuance, 5,000,000 were reserved for issuance upon conversion of our 4.25% Convertible Senior Debentures due 2022 (as described below) and 2,842,494 were reserved for issuance upon exercise of employee stock options granted under our equity incentive plans. Our Board of Directors believes that the 828,584 shares of Class A common stock that are unreserved and available for issuance do not provide us with sufficient flexibility to act in a timely manner in meeting future stock needs. Our future stock needs may include

o	the issuance of stock to satisfy future stock option grants and other stock awards under our 2002 Equity Incentive Plan to attract and obtain valued employees,

o	the issuance of stock to acquire property or other companies,

o	stock splits and stock dividends,

o	the sale of stock or debt convertible into stock to obtain additional capital funds, and

o	other corporate purposes that we have not yet identified.

        The Convertible Debentures convert into shares of Class A common stock at the rate of 61.0948 shares for each $1,000 principal amount of the Debentures outstanding. We issued $86.25 million principal amount of Debentures. If all of the Convertible Debentures were converted into shares, we would have to issue 5,269,426 shares of Class A common stock. We may satisfy our conversion obligation with cash or shares. If we did not have sufficient shares to satisfy the conversion of all of the Debentures, we would be required to satisfy a portion of our conversion obligation in cash. Further, the holders of the Debentures have the right to require us to repurchase some or all of their Debentures on September 30, 2006, 2008, 2010, 2012 and 2017, or, in general, upon a change of control. We may satisfy our repurchase obligation with cash or stock. Our Board of Directors believes that it is in our best interests to have the flexibility to satisfy both our conversion and repurchase obligations solely in Class A common stock or with a combination of cash and stock depending upon our capital needs at the time. Further, we have agreed in the indenture under which the Debentures were issued to use commercially reasonable efforts to cause our Restated Articles of Incorporation to be amended to increase the number of authorized shares of Class A common stock to not less than 60 million shares.

        If this proposal is adopted, the additional authorized shares of Class A common stock may be issued upon the approval of the Board of Directors at times, in amounts, and upon terms as the Board may determine, without further approval of our shareholders, unless such approval is expressly required by applicable law, regulatory agencies or rules of the Nasdaq Stock Market or any other national securities exchange on which our Class A common stock is then listed for trading. In addition, if the Board elects to issue additional shares of Class A common stock or securities convertible into or exercisable for Class A common stock, because holders of our Class A common stock do not have preemptive rights any issuance could have a dilutive effect on the voting power and earnings per share of existing shareholders.

        Further, the increase in the number of authorized shares of Class A common stock could have an anti-takeover effect, although this is not the intent of the Board in proposing the amendment. For example, if the Board issues additional shares in the future, such issuance could dilute the voting power of a person seeking control of us, thereby deterring or rendering more difficult a merger, tender offer, proxy contest or an extraordinary transaction opposed by the Board, even if the holders of our Class A common stock deem such an action to be in their best interests. As of the date of this proxy statement, our Board is not aware of any attempt or plan to takeover or acquire us or our stock, and the proposal to increase the authorized shares of Class A common stock was not prompted by any specific takeover or acquisition effort or threat.

Vote Requirement

        Approval of the amendment to our Restated Articles of Incorporation will require the affirmative vote of the majority of the votes cast on the proposal at the Annual Meeting by the holders of the outstanding shares of Class A common stock. Abstentions and broker non-votes are not considered votes cast and will not have any effect on the vote to approve the Plan.

The Board of Directors recommends that you vote FOR this proposal.

ITEM 3. RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS

        On April 2, 2003, our Audit Committee appointed Deloitte & Touche LLP, as our independent auditors for the year ending December 31, 2003. Although not required, we request that you ratify this appointment. If you do not ratify this appointment, the Audit Committee will reconsider the appointment.

        Further, on April 2, 2003, the Audit Committee of our Board of Directors met and decided to dismiss our independent auditors for the fiscal year ended December 31, 2002, PricewaterhouseCoopers LLP (PwC).

        PwC’s report on our consolidated financial statements as of and for the years ended December 31, 2002 and 2001 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

        During the year ended December 31, 2001, there were no disagreements (as that term is used in Item 304(a)(1)(iv) of Regulation S-K) between us and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

        During the year ended December 31, 2002 and through April 2, 2003, there was a difference of opinion between us and PwC related to the reasonableness of the recorded liability for unpaid losses and loss adjustment expenses (“LAE”) of PMA Re, our reinsurance operations, at December 31, 2002, which is deemed a disagreement (as that term is used in Item 304(a)(1)(iv) of Regulation S-K). However, this disagreement was resolved to the satisfaction of PwC prior to the release of our 2002 earnings included in our current report on Form 8-K dated February 5, 2003. In the course of PMA Re’s routine year-end reserve study, its actuaries determined during the fourth quarter that PMA Re’s reserves needed to be increased. PwC and we differed on the amount of the reserve increase. The difference was resolved by PMA Re increasing its unpaid loss and LAE reserves by $28 million above management’s initial estimate. This contributed to a fourth quarter 2002 increase of $86 million in PMA Re’s unpaid loss and LAE reserves at December 31, 2002 for prior accident years. The Company’s unpaid loss and LAE reserves were $2.45 billion at December 31, 2002. For further information regarding the increase in loss reserves and its impact on our financial condition and results of operations, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — PMA Re” and Note 4 to our Consolidated Financial Statements, included in our Annual Report to Shareholders accompanying this proxy statement, and “Item 1. Business—Loss Reserves,” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

        There have been no “reportable events” (as that term is used in Item 304(a)(1)(v) of Regulation S-K) during our last two fiscal years and through April 2, 2003.

        We provided PwC with a copy of the foregoing disclosures and requested that PwC furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the foregoing disclosures. Our current report on Form 8-K dated April 2, 2003, included as Exhibit 16 a letter from PwC, dated April 3, 2003 stating that PwC agrees with the foregoing disclosures. We have authorized PwC to respond fully to the inquiries of Deloitte & Touche concerning the subject matter of the above-referenced disagreement.

        During our two most recent fiscal years and through April 2, 2003, neither we nor anyone on our behalf, consulted Deloitte & Touche LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, regarding the type of audit opinion that might be rendered on our financial statements or regarding “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K) or any “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

        Representatives of Deloitte & Touche LLP and PwC will attend the Annual Meeting. They will be given an opportunity to make a statement and will be available to respond to appropriate questions.

        The following table presents the aggregate fees and expenses billed and expected to be billed by PwC for the year ended December 31, 2002

o	for professional services rendered in connection with the audit of our financial statements and for reviews of the financial statements included in our Forms 10-Q,

o	for all other services rendered to us, and

o	for financial information systems design and implementation services.

Audit Fees, excluding audit-related fees.	All Other Fees	Financial Information Systems Design and Implementation Fees
$860,850	$375,631	$ -0-

_____________________

(1)

Includes audit-related fees relating to the review of registration statements and audits of employee benefit plans. Also includes fees for tax advisory services and internal audit and communication consulting.

Vote Requirement

        Ratification of the independent auditors will require the affirmative vote of the majority of the votes cast on the proposal at the Annual Meeting by the holders of outstanding shares of Class A common stock. Abstentions and broker non-votes are not considered votes cast and will not have any effect on the vote to ratify the appointment of independent auditors.

The Board of Directors recommends that you vote FOR this proposal.

OTHER MATTERS

        The Board of Directors does not know of any matters to be presented for consideration at the Annual Meeting other than the matters described in this proxy statement, but if other matters are presented, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their judgment.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16 of the Securities Exchange Act of 1934 requires that our executive officers and directors, as well as persons who own more than 10% of a class of our equity securities, file reports of their ownership of such securities, as well as monthly statements of changes in such ownership, with us and the Securities and Exchange Commission. Based upon written representations we have received from our executive officers and directors and the reports filed with us during 2002, we believe that all such filings required during 2002 were made on a timely basis.

ANNUAL REPORT

        A copy of our 2002 Annual Report to Shareholders is being mailed to you with this proxy statement.

DEADLINES FOR SHAREHOLDER PROPOSALS

        If you wish to submit a proposal for inclusion in our proxy statement for our 2004 Annual Meeting of Shareholders, you must deliver the proposal in writing to our Secretary at our principal executive offices at 1735 Market Street, Suite 2800, Philadelphia, Pennsylvania 19103-7590, no later than December 23, 2003. Any shareholder who wishes to present a proposal from the floor of the 2004 Annual Meeting must notify our Secretary in writing of the proposal not later than the close of business on January 22, 2004. The notice must also include the other information specified in our Bylaws. Any shareholder who wishes to introduce a proposal should consult our Bylaws and applicable proxy rules of the Securities and Exchange Commission.

               If you wish to nominate someone for the Board of Directors, you must notify our Secretary in writing of the nomination not later than the close of business on January 22, 2004. The notice must include certain information about the shareholder and nominee as specified in our Bylaws. Each nominee must also provide our Secretary with a written consent to serve if elected.

By Order of the Board of Directors,

April 21, 2003	Frederick W. Anton III Chairman of the Board

APPENDIX A

Amended and Restated Audit Committee Charter

PMA CAPITAL CORPORATION

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

AMENDED AND RESTATED CHARTER

(as amended and restated February 5, 2003)

I. PURPOSE

The primary function of the Audit Committee is to assist the Board of Directors (the “Board”) in fulfilling its oversight responsibilities by:

o	Overseeing audits of the Corporation's financial statements.

o	Overseeing the Corporation’s accounting policies and financial reporting process and design and operation of internal controls regarding accounting and financial reporting.

o	Overseeing the independence and performance of the Corporation’s independent auditors and internal auditor.

o	Overseeing the Corporation’s compliance with laws and regulations that may have a material impact on the Corporation.

o

Serving as a means of open communication among the independent auditors, financial and senior management, the internal auditor and the Board concerning the Corporation’s financial position and affairs.

o	Periodically reporting upon the Committee’s activities, findings and recommendations to the Board.

II. COMPOSITION

The Audit Committee shall be comprised of at least three directors appointed annually by the Board. Each member shall meet the independence and experience requirements of the Nasdaq Stock Market, Inc. (“Nasdaq”) and the Securities Exchange Act of 1934, as amended including the regulations promulgated thereunder (the “Exchange Act”). The Committee will endeavor to, at all times, have at least one member who is an audit committee financial expert as defined under the Exchange Act. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. MEETINGS

The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee shall meet periodically with management, the internal auditors and the independent auditors in separate executive sessions.

IV. RESPONSIBILITIES AND DUTIES

The Audit Committee’s responsibility is oversight, and it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, which is the responsibility of management. Additionally, the Audit Committee recognizes that management (including internal audit), as well as the independent auditors, have more detailed knowledge and information about the Corporation than do the members of the Audit Committee; consequently, in carrying out its oversight responsibilities, the Audit Committee is not providing any expert or special assurance as to the Corporation’s financial statements or any professional certification as to the independent auditors’ work.

The following functions shall be the recurring activities of the Audit Committee in carrying out its oversight responsibility. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

Review Procedures
1.	Review and assess this Charter at least annually and recommend any proposed changes to the Board for approval.

2.

Review with management and the independent auditors the Corporation’s annual audited financial statements and quarterly financial statements prior to the earlier of the filing of financial statements with the Securities and Exchange Commission (“SEC”) or public distribution of such financial statements. Review should include a discussion with management and the independent auditors of major issues regarding the audit and accounting principles, practices and judgments, and a discussion with the independent auditors of the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 in the case of the annual financial statements and SAS No. 71 in the case of quarterly financial statements. The Chair of the Audit Committee may represent the entire Audit Committee for purposes of the review of quarterly financial statements.

3.

 To review with management and the independent auditors, as appropriate, earnings press releases, including the use of “pro forma” or “non-GAAP” financial information as well as earnings guidance provided to analysts and rating agencies.

4.

 In consultation with the independent auditors, management and the internal auditor, review the integrity of the corporation’s financial reporting processes, both internal and external, as well as the adequacy of internal controls with respect to such processes. Review significant findings, if any, prepared by the independent auditors and/or the internal auditor together with management’s response.

5.	Review any significant changes to the Corporation's selection or application of accounting principles and practices.

6.	Review and discuss quarterly reports from the independent auditors on:

(a)	All critical accounting policies and practices to be used.
(b)

All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c)	Other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

7.	Review the impact of any off-balance sheet arrangements on the Corporation's financial statements.

8.

Review disclosures made to the Audit Committee by the Corporation’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Corporation’s internal controls.

9.

Following completion of the annual audit, review separately with each of the internal auditor and independent auditors any significant issues encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

10.

Periodically report to the Board of Directors on the activities of the Audit Committee though the distribution of the Audit Committee’s minutes of meetings and an annual oral report to the Board of Directors.

11.	Review with management and the independent auditors the effect of regulatory and accounting initiatives.

Independent Auditors

12.

The Audit Committee shall have sole authority to select, evaluate and, where appropriate, replace the independent auditors and shall determine funding for the independent auditors and approve the audit plan of the independent auditors.

13.	The independent auditors shall report directly to the Audit Committee.

14.

On an annual basis, the Audit Committee should ensure receipt of, and review with the independent auditors, a written statement required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and discuss with the auditors their independence. The Audit Committee will discuss with the independent auditors any disclosed relationships or services that may impact the objectivity and independence of the independent auditors, and will, if necessary, recommend that the Board take appropriate actions to oversee the independence of the independent auditors. The Committee will consider the compatibility of the independence of the independent auditors with their provision of non-audit services.

15.

Pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed by the independent auditors in accordance with Section 10A(i) of the Exchange Act, subject to, if also permitted under Nasdaq’s rules, the de minimus exceptions for non-audit services described in Section 10A(i) of the Exchange Act which are approved by the Audit Committee prior to completion of the audit. The Audit Committee may delegate the authority to approve permitted non-audit services (including the fee and terms thereof) to one or more members of the Committee.

16.

Obtain and review a report from the independent auditors at least annually regarding (a) the independent auditors’ internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditors and the Corporation. Review the experience and qualifications of the senior members of the independent auditors’ team.

17.	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

18.	Set policies for the hiring of employees or former employees of the Corporation's independent auditor.

Internal Audit

19.	Review the appointment and replacement of the senior internal auditing executive.

20.	Review the significant reports to management prepared by the internal audit department and management's responses.

21.	Discuss with the independent auditors and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

Corporate Compliance

22.

Review and approve transactions between the Corporation and/or its subsidiaries and any officer, director or affiliate (including any 10% shareholder) that would require reporting pursuant to Item 404 of Regulation S-K.

23.

Review with the Corporation’s General Counsel legal and regulatory matters that may have a material impact on the Corporation’s consolidated financial statements, related compliance policies and programs and reports received from regulators. If appropriate, the Audit Committee will discuss such matters with the independent auditors.

24.	Perform any other activities consistent with this Charter, the Corporation’s Bylaws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

25.

Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Other Matters

26.

The Audit Committee has the authority to conduct any investigation it deems necessary to carry out its responsibilities, and it has direct access to the independent auditors as well as anyone in the Corporation. Further, the Audit Committee has the ability to retain, at the Corporation’s expense, special legal, accounting, or other consultants or experts it deems necessary to carry out its responsibilities

27.

The Corporation shall provide for appropriate funding, as determined by the Audit Committee for compensation to the independent auditors for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

28.	The Audit Committee will annually prepare the Audit Committee report required by the SEC for inclusion in the annual proxy statement.

PMA CAPITAL CORPORATION
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 21, 2003

THIS PROXY/VOTING INSTRUCTION IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS

        The undersigned hereby constitutes and appoints Charles A. Brawley, III, Albert D. Ciavardelli and William E. Hitselberger, each or any of them, proxies of the undersigned, with full power of substitution, and each of them is hereby authorized to represent the undersigned and to vote all shares of Class A Common Stock of PMA Capital Corporation (the “Company”) that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Pyramid Club, 1735 Market Street, 52nd Floor, Philadelphia, Pennsylvania 19103 on Wednesday, May 21, 2003, at 9:00 a.m., local time, and at any adjournment thereof.

        This proxy/voting instruction, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made by a record holder, this proxy/voting instruction will be voted FOR the nominees for director set forth in Item 1 and FOR the proposals in Items 2 and 3. The proxy/voting instruction also covers all shares as to which the undersigned has the right to give voting instructions to the Trustee under the Company’s 401(k) Plan. If no voting instruction is given to the Trustee, the Trustee will vote your shares on a pro rata basis based on the votes of other 401(k) Plan participants.

PMA CAPITAL CORPORATION
P.O. BOX 11115
NEW YORK, N.Y. 10203-0115

(Continued, and to be marked, dated and signed on other side)

[ ]	(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)	[X] Votes must be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote FOR Items 1, 2 and 3.

Item 1	Election of Directors (INSTRUCTIONS: To withhold authority to vote for any individual nominee mark the "Exceptions" box and strike a line through the nominee's name.)

FOR ALL	[ ]	WITHHOLD FOR ALL	[ ]	EXCEPTIONS	[ ]

Nominees:	Frederick W. Anton III Joseph H. Foster James F. Malone III L. J. Rowell, Jr.

		FOR	AGAINST	ABSTAIN

Item 2	Approval of an amendment to the Restated Articles of Incorporation to increase the authorized shares of Class A Common Stock to 60,000,000.	[ ]	[ ]	[ ]

Item 3	Ratification of Deloitte & Touche LLP as independent auditors for 2003.	[ ]	[ ]	[ ]

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments thereof.

To change your address, please mark this box.	[ ]

To include any comments, please mark this box.	[ ]

SCAN LINE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date	Share Owner sign here	Co-Owner sign here